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                                                                    EXHIBIT 99.1




FOR MORE INFORMATION:
INVESTORS:                                      MEDIA:
Ken Saunders                                    Melinda Bateman
Chief Financial Officer                         PR Manager
HNC Software Inc.                               HNC Software Inc.
(858) 799-8260                                  858.799.3880


                HNC ANNOUNCES ADJUSTED CONVERSION PRICE OF $9.98
                            FOR ITS CONVERTIBLE NOTES

       SAN DIEGO, SEPTEMBER 26, 2000 -- HNC Software Inc. (Nasdaq: HNCS) today announced that the conversion price of its outstanding $16,452,000 4.75% Convertible Notes (the "NOTES") has been adjusted to $9.98 as a result of HNC's dividend of its shares of Retek Inc. common stock scheduled to be paid on September 29, 2000. This adjustment was effected automatically under the terms of the indenture governing the Notes. As a result of this adjustment, the Notes are now convertible into an aggregate of 1,648,497 shares of HNC common stock. The original conversion price was $44.85. Please see the press release dated August 7, 2000 for more details on the Retek Dividend.

ABOUT HNC SOFTWARE INC.

       Headquartered in San Diego, California, HNC Software Inc. is a leading provider of predictive software solutions for service industries, including financial, insurance, telecommunications, and e-commerce. HNC's suite of predictive software solutions can provide real-time insight into customer relationships based on transaction-level data, helping companies manage their relationships with individual customers. By accurately predicting customer behaviors, these companies can create initiatives to mitigate risk and attrition; improve customer service; develop marketing programs to enhance profitability; and detect fraudulent customer transactions. For more information, visit HNC's Web site at www.hnc.com or contact Melinda Bateman, HNC Software Inc., 5935 Cornerstone Court West, San Diego, CA 92121, (858) 799-3880.